Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL REPORTS

2011 FOURTH QUARTER AND FULL YEAR RESULTS

•	Full year net income of $19,163,000, or $1.09 per diluted common share, increased 70% from 2010, and was the highest since 1999

•	Fourth quarter net income of $5,632,000, or $0.32 per share, increased 21% from the 2010 fourth quarter, and was the highest in five years

•	Full year net interest margin of 5.10%, increased from 4.81% in 2010, and on a combined basis with Medallion Bank, was 6.68%, an increase from 6.59%, both all time highs

•	Quarterly dividend raised to $0.20 per share

NEW YORK, NY – March 7, 2011 – Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that net income, or net increase in net assets resulting from operations was $5,632,000, or $0.32 per diluted common share in the 2011 fourth quarter, up from $4,667,000 or $0.27 per share in the 2010 fourth quarter. For the 2011 full year, net increase in net assets resulting from operations was $19,163,000 or $1.09 per diluted common share, up from $11,279,000 or $0.64 per share in 2010.

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Medallion Financial Announces 2011 Fourth Quarter and Full Year Results p. 2

As the Company continues to use Medallion Bank as a primary funding source, it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing costs as low as 0.4%. Medallion Financial’s net interest margin was 7.00% in the 2011 fourth quarter, up from 4.72% one year ago. The net interest margin for the year was 5.10%, up from 4.81% for the prior year. On a combined basis with Medallion Bank, the net interest margin increased to 6.68%, up from 6.59%, reflecting the reduced cost of funds at the bank. The net interest margins were the highest in the history of the Company.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the year’s operating results. We continued to see strong taxi medallion collateral values demonstrated through price appreciation in taxi medallions throughout 2011. Prices in 2011 for corporate medallions in New York City increased during the year and reached $1,000,000 per medallion. We continue to experience zero losses on any New York City taxi medallion loan we have originated,” said Mr. Murstein. “The taxi industry remains resilient in this type of economic environment for several reasons such as corporate and consumer cutbacks on more expensive limousine and town car services, high taxi fleet utilization, and continuing high taxi ridership levels. In addition, the loan to value ratio on our entire medallion portfolio is approximately 40%.”

Larry D. Hall, Chief Financial Officer of Medallion Financial stated, “Medallion Financial’s capital and liquidity levels remained strong, with over $107,000,000 of deposit-raising capacity at Medallion Bank, in addition to over $97,000,000 of availability in our other funding sources. Medallion Financial’s leverage continues to be well under that of most other lending institutions with a debt to equity ratio of only 2.09 to 1.”

Mr. Hall continued, “In addition, during 2011 we have continued to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability, and we see additional opportunities to continue this in 2012. For example, our $33,000,000 of Trust Preferred securities, which currently carry a fixed rate of 7.68%, will re-price to 90 day Libor plus 2.125% in September, or 2.61% at today’s rates, which should be accretive to subsequent earnings.”

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio was $307,000,000 at year end, down from $323,000,000 a year ago, primarily due to the funding of most new medallion loan originations in Medallion Bank, and the Company’s sale of loan participations to third party banks. Total managed medallion loans increased $29,000,000 or 4% to

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Medallion Financial Announces 2011 Fourth Quarter and Full Year Results p. 3

$677,000,000 at year end, up from $648,000,000 a year ago. Medallion Financial’s on-balance sheet commercial loan portfolio was $54,000,000 at year end, down from $77,000,000 a year ago. The managed commercial loan portfolio was $115,000,000 at year end, down from $138,000,000 last year. In both cases, the declines primarily reflected portfolio repayments and a continued focus on medallion lending.

Medallion Bank’s consumer loan portfolio increased 5% to $193,000,000 at year end from $183,000,000 a year ago. Overall total managed assets increased 4% to $1,141,806,000 at year end, up from $1,093,379,000 a year ago.

Asset quality remained very strong, with managed loans 90 days or more past due of only 1.8% at year end, up slightly from 1.4% a year ago.

The Company also announced an increase in the dividend to $0.20 per share for the 2011 fourth quarter, up from $0.16 per share in the 2010 fourth quarter. This brings the full year dividend to $0.74, up from $0.61 in 2010, a 21% increase. This equates to a yield of approximately 7% based on the closing price of the Company’s stock on March 6, 2012. The current dividend will be paid on March 30, 2012, to shareholders of record on March 23, 2012. Since the Company’s initial public offering in 1996, the Company has paid in excess of $167,901,000 or $10.60 per share in dividends.

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to its taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2010 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars in thousands, except per share data)	2011	2010
Total investment income	$37,227	$37,253
Total interest expense	13,538	14,585

Net interest income	23,689	22,668

Total noninterest income	1,185	3,533

Salaries and benefits	8,480	10,539
Professional fees	1,515	2,339
Occupancy expense	911	1,330
Other operating expenses	3,205	2,120

Total operating expenses	14,111	16,328

Net investment income before income taxes	10,763	9,873
Income tax (provision) benefit	—	—

Net investment income after income taxes	10,763	9,873

Net realized losses on investments	(546)	(7,638)

Net change in unrealized appreciation (depreciation) on investments	1,278	(3,491)
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	7,668	12,535

Net unrealized appreciation on investments	8,946	9,044

Net realized/unrealized gains on investments	8,400	1,406

Net increase in net assets resulting from operations	$19,163	$11,279

Net investment income after income taxes per common share
Basic	$0.62	$0.56
Diluted	0.61	0.56

Net increase in net assets resulting from operations per common share
Basic	$1.10	$0.64
Diluted	1.09	0.64

Dividends declared per share	$0.74	$0.61

Weighted average common shares outstanding
Basic	17,426,097	17,501,414
Diluted	17,659,831	17,631,928

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	December 31, 2011	December 31, 2010
Assets
Medallion loans, at fair value	$307,167	$323,126
Commercial loans, at fair value	54,159	76,866
Investment in Medallion Bank and other controlled subsidiaries, at fair value	85,932	78,735
Equity investments, at fair value	4,577	4,789
Investment securities, at fair value	—	—

Net investments	451,835	483,516

Cash and cash equivalents	29,352	17,303
Accrued interest receivable	1,120	1,441
Fixed assets, net	466	419
Goodwill, net	5,069	5,069
Other assets, net	49,189	42,564

Total assets	$537,031	$550,312

Liabilities
Accounts payable and accrued expenses	$6,040	$5,102
Accrued interest payable	1,708	1,913
Funds borrowed	357,779	380,532

Total liabilities	365,527	387,547

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	171,504	162,765

Total liabilities and shareholders’ equity	$537,031	$550,312

Number of common shares outstanding	17,719,570	17,400,233
Net asset value per share	$9.68	$9.35

Total managed loans	$984,576	$967,690
Total managed assets	1,141,806	1,093,379